SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934


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DATAWORLD SOLUTIONS, INC.
__________________________________________________
(Name of Registrant as Specified in Its Charter)

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                                                                PRELIMINARY COPY


DATAWORLD SOLUTIONS, INC.
920 Conklin Street
Farmingdale, NY 11735


Information Statement


We are furnishing this information statement to holders of record of our common stock to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934 and Regulation 14C under that Act. The purpose of this information statement is to inform all holders of common stock of the approval of amendments to our certificate of incorporation. These amendments provide for an increase in the number of authorized shares of our common stock and a decrease in the par value of our common stock. The information statement was first mailed or delivered to you on or about April __, 2001.

We are not asking you for a proxy and you are requested not to send us a proxy.

We are not seeking consent, authorization or proxies from you because the consent of stockholders entitled to cast the required number of votes to approve the amendments has been obtained. The increase in our authorized shares will not become effective pursuant to the written consent already obtained until a certificate of amendment is filed with the Delaware Secretary of State, which is expected to occur on or shortly after April __, 2001. This information statement also serves as notice to you of actions taken by less than unanimous written consent of stockholders. Such notice is required by
Section 228 of the Delaware General Corporation Law.

Increase In Our Authorized Common Stock

Our board of directors and our stockholders have approved a proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 40,000,000 to 55,000,000. The proposed amendment, as set forth in Appendix A to this information statement, would amend the first paragraph of article fourth of our restated certificate of incorporation to read as follows:

"The total number of shares of stock that this Corporation shall have authority to issue is (i) 55,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock")."

	Most of the increase in shares authorized by the amendment will be reserved for issuance upon conversion or exercise of certain outstanding convertible securities and warrants. The authorized shares of common stock in excess of outstanding and reserved shares will be available for issuance at such times and for such general corporate purposes as our board of directors may deem advisable. Any such issuances may occur without further action by our stockholders, except as may be required by applicable law. Upon issuance, any such shares will have the same rights as the outstanding shares of common stock. Holders of our common stock have no preemptive rights. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and on each stockholder's percentage voting power for persons who do not purchase additional shares to maintain their pro rata interest.

The purpose of increasing our authorized capital stock is to allow us to comply with existing contractual and related securities obligations. We have no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of common stock proposed to be authorized except
  11,940,299 shares, representing the number of shares of common stock issuable upon conversion of our outstanding Series B 8% Convertible Preferred Stock, determined as if our Series B 8% Convertible Preferred Stock were converted in full at an assumed conversion price of $.134, excluding accrued dividends;
  809,284 shares, representing the number of shares of common stock issuable in lieu of cash dividends payable on our outstanding Series B 8% Convertible Preferred Stock, assuming a dividend conversion price of $.134;
  160,000 shares, representing the number of shares of common stock issuable upon exercise of outstanding warrants issued in connection with the Series B
8% Convertible Preferred Stock;
  600,000 shares, representing the number of shares of common stock issuable upon exercise of other warrants issued in connection with the Series B 8% Convertible Preferred Stock;
  500,000 shares, representing the number of shares of common stock issuable upon exercise of warrants issued in connection with financial advisory services provided to us;
  183,500 shares, representing the numbers of shares of common stock issuable upon exercise of other warrants;
  25,000 shares, representing the number shares of common stock issuable upon exercise of certain employee stock options;
  606,667 shares, representing the number of shares issuable upon conversion of, or in lieu of cash dividends payable on, our outstanding $6 Senior Cumulative Convertible Preferred Stock;
  and we plan to seek additional financing in the near future which may involve issuance of our common stock or securities convertible into our common stock. We do not intend to issue any common stock except on terms which we deem to be in the best interests of DataWorld Solutions and our stockholders.

We believe that it is in our best interests and that of our stockholders to increase the number of authorized shares of common stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise, including to satisfy existing contractual and securities commitments as described above.

Other Amendments To Restated Certificate Of Incorporation

In August 1999, we amended our certificate of incorporation to change the par value of our common stock from $.10 to $.001 per share. This change was for accounting purposes and did not affect any material rights of holders of our common stock, including any rights relating to dividends, voting or preemptive rights.

Matters Regarding The Stockholder Approval

As of March __, 2001, the date on which holders of a majority of our common stock approved the amendment to our restated certificate of incorporation to increase our outstanding capital stock, there were outstanding 29,044,000 shares of our common stock, and we received the written consent approving the amendments from holders of 17,170,000 shares of common stock or approximately 59.1% of the outstanding shares. As of July 26, 1999, the date on which holders of a majority of our common stock approved the amendment to our certificate of incorporation reducing the par value of our common stock, there were outstanding 26,824,000 shares of our common stock, and we received the written consent approving the amendment from holders of 17,170,000 shares of common stock or approximately 64% of the outstanding shares. See "Security Ownership of Management and Others" below.

Security Ownership Of Management And Others

The following table sets forth as of January 15, 2001 certain information regarding beneficial ownership of our common stock held by each person known by us to beneficially own more than 5% of our common stock, each of our directors, each of the named executive officers, and all of our executive officers and directors as a group. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest. Because of restrictions on conversion described below, the following table does not give effect to the 12,909,583 shares of common stock issuable to Augustine Fund, L.P. upon exercise of, or in lieu of cash dividends on, the Series B 8% Convertible Preferred Stock or the related warrants. It also does not give effect to the 500,000 shares issuable to Delano Group Securities, which may be deemed to be an affiliate of Augustine Fund, L.P., upon exercise of outstanding warrants.


Name                  Number of shares of common
                       stock beneficially owned          Percentage of Class

Daniel McPhee(1)             8,585,000                         29.6%
Christopher Francis(1)       8,585,000                         29.6
TW Cable LLC (2)             3,464,389                         11.9
Edward Goodstein (2)         3,469,389                         11.9
E-Start Limited (3)          1,800,000                          6.2
All directors and executive
officers as a group (4)
(3 persons)                 20,659,389                         71.1%
__________
(1) The address for Messrs. McPhee and Francis is c/o DataWorld Solutions, Inc., 920 Conklin Street, Farmingdale, New York 11735
(2) Edward Goodstein is the president of TW Cable and a director and officer of our company. The address of TW Cable LLC is 81 Executive Blvd., Farmingdale, New York 11735. Mr. Goodstein disclaims beneficial ownership of shares in which he does not have a pecuniary interest. The number of shares does not give effect to TW Cable's rights relating to its ownership of the $6 Senior Cumulative Convertible Preferred Stock described below.
(3) The address of E-Start Limited is 2519 N. Ocean Blvd., Suite 511, Boca Raton, Florida 33431.
(4) Includes 25,000 shares that may be acquired upon the exercise of stock options.

Description Of Capital Stock

Our authorized capital stock currently consists of 40,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.01. The following summary of provisions applicable to our common stock and preferred stock is subject to, and qualified in its entirety by, our restated certificate of incorporation, our by-laws and by the provisions of applicable law.

Common Stock

As of January 15, 2001, 29,044,000 shares of common stock were issued and outstanding and held by approximately 275 holders of record.

Each holder of shares of common stock is entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). The common stock does not have cumulative voting rights, which means that holders of more than 50% of the shares of common stock are able to elect all of our directors and, in this event, the holders of the remaining shares of common stock would not be able to elect any directors.

Each share of common stock is entitled to participate equally in dividends, if, as and when declared by our Board of Directors, and in the distribution of assets in the event of liquidation, dissolution or winding up, whether voluntary or involuntary, subject in all cases to any prior rights of creditors and outstanding preferred stock. We have never declared or paid dividends on our common stock and it is our present intention not to pay any cash dividends on our common stock but to reinvest our earnings, if any. The shares of common stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.
The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Because we do not currently have a sufficient number of shares of common stock authorized for issuance upon (1) conversion of our outstanding preferred stock, (2) payment in lieu of cash dividends and
(3) exercise of outstanding warrants, or for general corporate purposes, we sought stockholder approval to increase our authorized common stock as described in this information statement.

Preferred Stock

Our Board of Directors may, without stockholder approval and subject to the rights of the holders of our existing preferred stock, establish and issue shares of one or more classes of preferred stock having the designations, dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights and other rights, preferences and limitations that our Board may determine. The Board may authorize the issuance of preferred stock with voting, conversion and economic rights senior to the common stock so that the issuance of the preferred stock could adversely affect the market value of the common stock. The creation of one or more series of preferred stock may adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things and under some circumstances, have the effect of delaying, deferring or preventing a change in control of our company without any action by stockholders.

As of the date of this information statement, our issued and outstanding preferred stock consisted of 6,500 shares of $6 Senior Cumulative Convertible Preferred Stock and 1,600 shares of Series B 8% Convertible Preferred Stock.

Each series of preferred stock ranks prior to the common stock and the Series B 8% Convertible Preferred Stock ranks prior to the $6 Senior Cumulative Convertible Preferred Stock, with respect to the payment of dividends and the right to share in our assets upon liquidation.

$6 Senior Cumulative Convertible Preferred Stock

The series of preferred stock designated as $6 Senior Cumulative Convertible Preferred Stock consists of 20,000 shares, with a stated value of $100 per share, par value $.01, of which 6,500 shares are outstanding as of the date of this information statement. The $6 Senior Cumulative Convertible Preferred Stock shares rank prior to any of our common stock and subject to the dividend, liquidation preference and voting rights of the Series B 8% Convertible Preferred Stock.

The $6 Senior Cumulative Convertible Preferred Stock and cumulative but unpaid dividends thereon are convertible, at the option of the holder, into shares of our common stock as long as the market price of our common stock is $1.50 or greater. The number of shares of common stock resulting from the conversion will be calculated by dividing the stated value of the $6 Senior Cumulative Convertible Preferred Stock, plus the cumulative but unpaid dividends, by the conversion price. The conversion price of the $6 Senior Cumulative Convertible Preferred Stock is 75% of the per share market price of our common stock.

Holders of our $6 Senior Cumulative Convertible Preferred Stock are entitled to receive, subject to the rights of the holders of the Series B 8% Convertible Preferred Stock, when and as declared by the Board of Directors, out of funds legally available, quarterly dividends of $1.50 per share, payable in cash on December 1, March 1, June 1 and September 1 of each year, commencing on March 1, 2000. Dividends are cumulative from December 1, 1999. In the event that dividend payments are in arrears, we may not pay dividends or make any other distributions on any stock ranking junior to the $6 Senior Cumulative Convertible Preferred Stock. Further, we may not pay dividends or make other distributions on stock ranking in parity with the $6 Senior Cumulative Convertible Preferred Stock, except if paid ratably.

We are required to redeem our then outstanding $6 Senior Cumulative Convertible Preferred Stock on December 1, 2003, at a price determined by the stated value plus any accrued and unpaid dividends on December 1, 2003. Payment may be made by either a check in the amount of the stated value plus accrued unpaid dividends or such number of shares of our common stock as determined by dividing the market value of our common stock as of December 1, 2003 into the stated value plus accrued and unpaid dividends.

The voting rights of holders of our $6 Senior Cumulative Convertible Preferred Stock are limited to instances where we:

  wish to alter or change the designations, powers, preferences, rights, qualifications, limitations or restrictions on, or increase the number of authorized shares of, the $6 Senior Cumulative Convertible Preferred Stock in any manner; or

  issue any preferred stock or other equity securities senior to, or pari passu with, the $6 Senior Cumulative Convertible Preferred Stock whether as to dividends, distribution, liquidation or otherwise.

In each instance, we are required to receive the affirmative consent of 75% of the holders of our $6 Senior Cumulative Convertible Preferred Stock to accomplish any of the above actions.

Series B 8% Convertible Preferred Stock

The series of preferred stock designated as Series B 8% Convertible Preferred Stock consists of 3,000 shares, with a stated value of $1,000 per share, par value $.01, of which 1,600 shares are outstanding as of the date of this information statement. The Series B 8% Convertible Preferred Stock shares rank prior to any of our other capital stock.

The Series B 8% Convertible Preferred Stock is convertible, at the option of the holder, and shall be mandatorily converted on May 26, 2003, into shares of common stock at a conversion price equal to the stated value (plus accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a dividend payment due date has occurred since the last dividend payment)) of each Series B 8% Convertible Preferred Stock, into shares of common stock registered for resale in open market transactions on a registration statement previously filed with the SEC.

The Series B 8% Convertible Preferred Stock may be converted prior to the mandatory conversion date by the holder, either in whole or in part, at any time or from time to time, at the conversion price per share of common stock equal to the lower of: (i) 110% of the lowest of the closing bid prices of the common stock on the OTC Bulletin Board for the five trading days immediately preceding the closing date ($1.065) (subject to adjustment for stock splits or stock combinations) and (ii) 65% of the market price, subject to further reduction as described below. Because a registration statement relating to the common stock issuable upon conversion of the Series B 8% Convertible Preferred Stock was not declared effective by September 30, 2000, the conversion percentage has decreased by 2% for each month or partial month since September 30, 2000 in which the registration statement was not declared, or did not remain, effective. If such registration statement has not been declared, or does not remain, effective on or after May 31, 2001 and until the Series B 8% Convertible Preferred Stock has been converted in full, then the conversion price will be 50% of the market price. At our option, the amount of unpaid and accrued dividends as of the conversion date will not be subject to conversion, but instead may be paid in cash as of the conversion date; if we elect to convert the amount of such accrued and unpaid dividends at the conversion date into common stock, the common stock issued will be valued at the applicable conversion price.

The number of shares of common stock issuable upon conversion of Series B 8% Convertible Preferred Stock will be the number of shares of Series B 8% Convertible Preferred Stock to be converted, multiplied by the stated value plus accrued and unpaid dividends, to the extent that we do not elect to pay such accrued and unpaid dividends in cash, and divided by the applicable conversion price. In no event will we have the obligation, nor the holder the right, to convert all or any portion of the Series B 8% Convertible Preferred Stock if and to the extent the issuance of shares of common stock upon such conversion would result in the holder being deemed a beneficial owner of more than 5% of the then outstanding shares of our common stock within the meaning of 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

Holders of Series B 8% Convertible Preferred stock are entitled to receive, when and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the dividend rate of 8% on the stated value of $1,000, for each share of Series B 8% Convertible Preferred Stock. Dividends on the Series B 8% Convertible Preferred Stock are cumulative from the date of issue, whether or not declared for any reason. Each dividend is payable in equal semi-annual amounts on each dividend payment date, commencing on June 30, 2000. At our option, dividends may be paid in cash or through the issuance of shares of common stock valued at 100% of the then applicable conversion price.

Holders of our Series B 8% Convertible Preferred Stock may have their shares redeemed, at the option of the Company, at any time until the mandatory conversion date. The redemption price equals 125% of the stated value, plus all accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a dividend payment due date has occurred since the last dividend payment) thereon to the date of redemption; provided, however, that we may only redeem the Series B 8% Convertible Preferred Stock if the current market price is less than $2.028 per share.

Holders of the Series B 8% Convertible Preferred Stock have no voting power, except as otherwise provided by the Delaware General Corporation Law, or prior to the occurrence of the following:

  a change of the rights, preferences or privileges of the Series B 8% Convertible Preferred Stock;
  the creation of any new series of capital stock having a preference over the Series B 8% Convertible Preferred Stock as to distribution of our assets upon liquidation, dissolution or winding up or the alteration or change of the rights, preferences or privileges of any senior securities so as to affect adversely the Series B 8% Convertible Preferred Stock;
  an increase in the authorized number of Series B 8% Convertible Preferred Stock; or
  any act or thing not authorized or contemplated by the Certificate of Designation of Series B 8% Convertible Preferred Stock which would result in taxation of the holders of the Series B 8% Convertible Preferred Stock under
Section 305 of the Internal Revenue Code of 1986, as amended.

In all of such circumstances, we will require a majority vote of the Series B 8% Convertible Preferred Stock holders.

Warrants and Options

In connection with the issuance of the Series B 8% Convertible Preferred Stock, we granted 160,000 five-year warrants to Augustine Fund with an exercise price of $1.1625 per share. We also issued similar warrants to a placement agent, Delano Group Securities, LLC, for 100,000 shares with an exercise price of $1.1625 per share and a warrant to Crossroad Ventures, a consultant, for 500,000 shares with an exercise price of $1.156 per share.

In March 2001, we issued warrants to purchase 400,000 shares of our common stock to Delano Group Securities, LLC and 100,000 shares of our common stock to Garisch Financial, Inc. in consideration of financial advisory services they provided to us. The exercise price of these warrants is $.2625 per share.

We have outstanding other warrants to purchase an aggregate of 183,500 shares of common stock, issued in connection with various financings. These options have exercise prices ranging from $.22 to $1.25 per share. We have outstanding an option to purchase 25,000 shares of our common stock, held by Abraham Mendez, an employee, with an exercise price of $.20 per share.

Delaware Anti-Takeover Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware public corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it is approved in a prescribed manner. As a result of Section 203, potential acquirors may be discouraged from attempting to effect acquisition transactions with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

Limitation on Liability of Directors; Indemnification

Our restated certificate of incorporation eliminates, in certain circumstances, the liability of our directors for monetary damages for breach of their fiduciary duties as directors unless the breach involves:

  a director's duty of loyalty to us or our stockholders or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, liability for unlawful payments of dividends, unlawful stock purchases or redemptions or a transaction from which a director derived an improper personal benefit.

In addition, our by-laws provide that we will indemnify to the fullest extent authorized by Delaware law any person who is made party to an action by reason of the fact that such person is or was a director, officer, advisor, employee or agent of our company. Such indemnification will not be deemed exclusive of any other rights to which any indemnified person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."




APPENDIX A


CERTIFICATE OF AMENDMENT
         OF
THE RESTATED CERTIFICATE OF INCORPORATION
         OF
DATAWORLD SOLUTIONS, INC.
(formerly VERTEX COMPUTER CABLE & PRODUCTS, INC., formerly VTX ELECTRONICS CORP.)

DataWorld Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    	FIRST: The name of the corporation is DataWorld Solutions, Inc. (the "Corporation").

     SECOND: That pursuant to a duly called and noticed meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), declaring said amendment to be advisable and providing that the amendment be presented to the stockholders for consideration and action by written consent. The resolution setting forth the proposed amendment is as follows:

     "RESOLVED FURTHER, that the Restated Certificate of Incorporation of the Company be amended by changing the first paragraph of Article Fourth thereof so that, as amended, the first paragraph of such Article shall be and read as follows:

	  "The total number of shares of stock that this Corporation shall have authority to issue is (i) 55,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock")."

      THIRD: In lieu of a meeting and vote of stockholders, the stockholders have given majority written consent to said amendment by written shareholder consent, dated March 13, 2001, in accordance with the applicable provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in such Section 228.

       FOURTH: The foregoing amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of
Section 242 and 228 of the General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Daniel McPhee, its President, this __ day of March 2001.


                                        DATAWORLD SOLUTIONS, INC.

                                        DANIEL MCPHEE
                                        ____________________________________
                                        DANIEL MCPHEE, President